Exhibit 99.1

FOR IMMEDIATE RELEASE

Trans World Corporation Announces the Acquisition of

a Four-Star Hotel near Frankfurt, Germany

NEW YORK — September 15, 2014 - Trans World Corporation (“TWC” or the “Company”) (OTCQB: TWOC), a premier owner and operator of casinos and a hotel in Europe, today announced that, on September 11, 2014, it acquired Hotel Columbus, a modern, four-star 117-room business hotel property, located in the suburb of Seligenstadt, Germany, 25 minutes from both downtown Frankfurt and Frankfurt international airport.

Mr. Rami Ramadan, Chief Executive Officer of TWC commented, “We feel that the acquisition of the Hotel Columbus fits well into our portfolio, which already includes a similar four-star category hotel, the Hotel Savannah, located in Hate, Czech Republic. Hotel Columbus is strategically located approximately 23 kilometers outside of Frankfurt, the largest financial centre in continental Europe. This hotel also has significant opportunity for additional growth, and we plan to employ an aggressive sales and marketing strategy. The property’s convenient location near a major highway and its ample meeting space are attractive selling points to regional businesses.  We are very pleased to have acquired this hotel at a favorable valuation, with no dilution to our current shareholders.  Our Board of Directors and management team are committed toward the growth of the Company to drive shareholder value.”

Summary of Transaction

Hotel Columbus was acquired for approximately $8.0 million, inclusive of taxes and closing costs, with approximately $3.3 million of equity from TWC’s available cash and approximately $4.7 million, of local bank financing.  The 15-year amortized loan carries a favorable rate of 3.1% per annum, fixed for ten years, after which the rate will be market-based.

Hotel Columbus Operating Highlights

•                  Profitable, newly-renovated, four-star business hotel, strategically located approximately equidistant from Frankfurt city center and the Frankfurt international airport.

•                  Five meeting rooms equipped with the latest conference technology, a spacious restaurant and separate breakfast room, each with its own kitchen, two full-service bars, a 32-space parking garage and a 27-space surface parking lot.

•                  Frankfurt is home to the European Central Bank, Deutsche Bundesbank, Frankfurt Stock Exchange and several other large commercial banks, and ranks amongst the world’s leading financial centre. With a population of 687,775, Frankfurt is Germany’s fifth largest city.

Trans World Corporation (TWOC) acquires Hotel Columbus, a 117-room business hotel located in the suburbs of Seligenstadt, Germany.

About Trans World Corporation

Trans World Corporation, founded in 1993, is a publicly traded, Nevada corporation, headquartered in the U.S., with all of its gaming and hotel operations in Europe. Additional information about TWC can be found on the Company’s website at www.transwc.com.

The press release herein may contain certain forward-looking statements and data regarding operating trends and future results of operations. For this purpose, any statements and data contained herein that are not historical fact may be deemed to be forward-looking data. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipates,” “estimates,” or “continue” or comparable terminology or the negative thereof are intended to identify certain forward-looking statements.  These statements, by their nature, involve substantial risks and uncertainties, both known and unknown, and actual results may differ materially from any future results expressed or implied by such forward-looking statements. Such risks include but are not limited to, our dependence on our current management, the regulatory environment in which our operations reside, uncertainties over the development and success of our current and future gaming and hotel operations, general global macroeconomic and local economic conditions, extreme weather, and changes in tax or gaming laws or regulations. Additional information concerning potential factors that could affect the Company’s financial results, including other risks and uncertainties, is disclosed in our periodic reports filed with the U.S. Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2013. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statements or data whether as a result of new information, future events or otherwise.

Contacts:
Trans World Corporation	The Equity Group Inc. (Investor Relations Representative)
www.transwc.com	www.theequitygroup.com

Jill Yarussi, Manager of Communications	Terry Downs, Associate
JYarussi@transwc.com	TDowns@equityny.com
212-983-3355	212-836-9615

Adam Prior, Senior Vice President
APrior@equityny.com
212-836-9606

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